EXHIBIT 99.1
ADAMS RESPIRATORY THERAPEUTICS
ISSUES REEXAMINATION UPDATE
CHESTER, N.J. (Jan. 2, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that the United States Patent and Trademark Office (USPTO) has issued Adams a first Office Action relating to one of the Company’s two patents covering its guaifenesin delivery system that is the subject of a reexamination process in the USPTO, previously announced Aug. 19, 2005.
The USPTO has advised Adams of its initial, non-final determination to reject the claims of this patent. Under typical procedural practices at the USPTO, this preliminary finding was made prior to Adams presenting its arguments in favor of affirming the claims under this patent. Adams has until Feb. 23, 2006, to present its arguments and respond to the USPTO’s initial determination.
Adams believes the entire reexamination process from this point forward could take up to as much as five additional years, including the potential for two separate appeals. During the course of the reexamination process and the appeals process, this patent remains in full force and effect.
Commenting on the update, Michael J. Valentino, president & chief executive officer, stated, “We believe that once we have presented our arguments in favor of affirming this patent, we will prevail in the reexamination process. Furthermore, our second patent, which issued after the initiation of the reexamination process, covers our entire Mucinex® product line, and is not affected by the current reexamination. We therefore remain confident in our ability to protect our intellectual property and to capitalize on the growing strength of the Mucinex® brand.”
Valentino also stated, “I want to reiterate my enthusiasm for the retail strength of our Mucinex® products. According to industry data, in early December 2005, total consumption of Mucinex® products surpassed the consumption level achieved during the peak week of last year’s cough/cold season. Importantly, the 2005-2006 cough/cold season is still unfolding and, according to the most recent information from Surveillance Data Inc., through the week ending Dec. 30, 2005, the incidence of cold and flu appear to be about 15 percent greater than for the comparable period last year.”

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
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Investor/Media Contact: Janet M. Barth (908) 879-2428

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